Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph Jr.	Michael A. Hajost
+1 610-208-3892	+1 610-208-3476
wrudolph@cartech.com	mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS SECOND QUARTER RESULTS

Net income of $29.5 million or $0.55 per share

Net sales of $503.5 million

Adjusted EBITDA of $87.3 million

WYOMISSING, Pa. — January 30, 2014 — Carpenter Technology Corporation (NYSE: CRS) today announced financial results for the quarter ended December 31, 2013. Carpenter reported a net income of $29.5 million or $0.55 per diluted share, compared to $33.0 million or $0.62 per diluted share in the same quarter last year.

Financial Highlights

	Q2	Q2	Q1
($ in millions)	FY2014	FY2013	FY2014
Net Sales	$503.5	$533.5	$498.6
Net Sales Excluding Surcharge (a)	$414.6	$430.7	$412.1
Operating Income	$47.5	$52.7	$55.8
Net Income Attributable to Carpenter	$29.5	$33.0	$34.6
Free Cash Flow (a)	$(99.9)	$(51.6)	$(60.5)
Adjusted EBITDA (a)	$87.3	$95.3	$97.5

(a)  non-GAAP financial measure explained in the attached tables

“Carpenter’s second quarter earnings were consistent with our expectations,” said William A. Wulfsohn, President and Chief Executive Officer.  “The team demonstrated strong execution again this quarter. Share gains were realized in Transportation and Industrial & Consumer, which helped offset continued soft demand in our Aerospace business. Thus, while volume was up versus the prior year, our mix was weaker. Operationally, in our Specialty Alloys Operations (SAO) segment we continued to lower our production cost per ton.

“Looking forward, we are seeing positive signs of growth, as well as a gradual Aerospace and Energy demand recovery. We expect this recovery to gain momentum as we complete the second half of our fiscal year and enter fiscal year 2015. Our SAO segment experienced a significant increase in orders in the second quarter versus the same period last year. In addition, within our Performance Engineered Products (PEP) segment, we implemented numerous operational improvements and saw growing demand in our Energy businesses, both of which we expect to drive improved results in the third quarter and beyond.

“This week, we had our official ribbon cutting ceremony at our Athens facility. The project is ahead of schedule and on budget. After completing their audit, the Performance Review Institute (PRI) has recommended that the Athens facility receive AS9100 certification. The strong progress we have made starting up this facility gives us the opportunity to accelerate customer qualifications. One change to note is that, after further consideration, we have decided to use straight-line depreciation for the facility. As a result, we now expect the break-even point of the Athens facility, which has 27,000 tons of capacity, to be approximately 4,000 premium tons per year. This change will not impact our EBITDA.

“With over 80 percent of the spending on the Athens facility now completed, and with no need for further major capital expansions on the horizon, we expect to begin generating strong free cash flow by the fourth quarter of fiscal 2014. This cash flow, combined with our solid balance sheet, will give Carpenter the financial flexibility to drive increased shareholder returns.”

Net Sales and Operating Income

Net sales for the second quarter of fiscal year 2014 were $503.5 million, and net sales excluding surcharge were $414.6 million, a decrease of $16.1 million (or 4 percent) from the same quarter last year, on 8 percent higher shipments. This sales decline can be attributed primarily to the continued soft demand in Aerospace and Energy. Volume was up due to increased share on key platforms in Transportation and Industrial & Consumer.

Operating income was $47.5 million in the current quarter, a decrease of $5.2 million from the prior year second quarter. Operating income—excluding pension earnings, interest and deferrals (EID)—was $51.3 million, a decrease of $9.4 million (or 15 percent) from the second quarter of the prior year. This reduction mainly reflects the sales mix impact, partially offset by improved manufacturing performance. The Company made a correction to the amount of pension EID capitalized into inventory, resulting in a $2.2 million increase to operating income.

Cash Flow

Cash flow from operations was $7.0 million, which included $60.9 million of increased working capital, and $1.5 million of pension contributions. This compares to a cash flow from operations of $38.9 million in the prior year’s second quarter, which included $27.1 million of increased working capital, and $9.8 million of pension contributions. The increased working capital in the current quarter was mainly driven by lower accounts payable as spending on the Athens facility begins to wind down. Free cash flow in the second quarter was negative $99.9 million, compared to negative $51.6 million in the same quarter last year. Capital spending in the second quarter, largely related to the construction of the Athens facility, was $97.6 million, compared to $80.5 million in the prior year’s second quarter. Approximately 80 percent of the project spend has occurred; the remaining 20 percent will occur over the next 18 months.

Total liquidity, including cash and available revolver balance, was $598 million at the end of the second quarter. This consisted of $106 million of cash, and $492 million of available revolver.

End Markets

	Q2 FY14 Sales* Ex. Surcharge (in Millions)	Q2 FY14 vs. Q2 FY13	Q2 FY14 vs. Q1 FY14
Aerospace and Defense	$177.7	-9%	-3%
Energy	$64.8	-6%	+10%
Medical	$22.4	-7%	-10%
Transportation	$28.4	+17%	+11%
Industrial and Consumer	$88.9	+4%	+4%

* Excludes sales through Carpenter’s distribution businesses

Aerospace and Defense

•                In calendar year 2013, Boeing delivered 648 planes, and Airbus delivered 626 planes, an increase of 9 percent and 6 percent, respectively, over 2012.

•                Demand for engine materials is stabilizing, with future growth expected.

•                Structural and fastener material sales were down, due largely to destocking in the supply chain, while order patterns indicate growth in the second half of fiscal year 2014.

Energy

•                The directional rig count grew 4 percent versus the same quarter last year.

•                Demand for oil and gas materials has stabilized and is expected to grow in the second half of fiscal year 2014.

•                The power generation market is gaining momentum; Carpenter’s sales to this market segment in the second quarter increased versus the prior year.

Medical

•                Volume is improving, but industry cost containment efforts continue to impact sales growth.

•                Titanium prices remain low, which negatively impacts demand as distributors continue destocking.

Transportation

•                There has been strong build growth in North America—up 5 percent in calendar year 2013.

•                Carpenter continues to benefit from strong demand growth for materials used in the newest engine platform fuel delivery systems, which are designed to meet CAFE standards.

Industrial and Consumer

•                There has been strong demand for materials used in bridge infrastructure projects.

•                Demand is also strengthening for materials used in plant and equipment applications.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). A reconciliation of the non-GAAP financial measures to their most directly comparable financial measures prepared in accordance with GAAP, accompanied by reasons why the Company believes the non-GAAP measures are important, are included in the attached schedules.

Conference Call and Webcast Presentation

Carpenter will host a conference call and webcast presentation today, January 30, at 9 a.m. EDT, to discuss the financial results and operations for the fiscal second quarter of 2014. Please call 610-208-2097 for details. Access to both the call and webcast presentation will also be available at Carpenter’s website (http://www.cartech.com) and through CCBN (http://www.ccbn.com), and a replay of the call will soon be made available at http://www.cartech.com or at http://www.ccbn.com. Presentation materials used during this conference call will be available for viewing and download at 7:00 a.m. EDT today, at http://www.cartech.com.

About Carpenter Technology

Carpenter produces and distributes premium alloys, including special alloys, titanium alloys and powder metals, as well as stainless steels, alloy steels and tool steels. Information about Carpenter can be found at http://www.cartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended June 30, 2013, 10Q for the quarter ended September 30, 2013, and the exhibits attached to those filings. They include but are not limited to: (1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, industrial, transportation, consumer, medical and energy, or other influences on Carpenter’s business, such as new competitors, the consolidation of competitors, customers and suppliers, or the transfer of manufacturing capacity from the United States to foreign countries; (2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; (3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (4) domestic and foreign excess manufacturing capacity for certain metals; (5) fluctuations in currency exchange rates; (6) the degree of success of government trade actions; (7) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; (8) possible labor disputes or work stoppages; (9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (10) the ability to successfully acquire and integrate acquisitions; (11) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; (12) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (13) Carpenter’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading and Latrobe, Pennsylvania, for which there may be limited alternatives if there are significant equipment failures or catastrophic events; and (14) Carpenter’s future success depends on the continued service and availability of key personnel, including members of the executive management team, management, metallurgists and other skilled personnel, and the loss of these key personnel could affect Carpenter’s ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

NET SALES	$503.5	$533.5	$1,002.1	$1,078.5
Cost of sales	408.1	430.9	803.3	866.5
Gross profit	95.4	102.6	198.8	212.0

Selling, general and administrative expenses	47.9	49.9	95.5	97.7
Operating income	47.5	52.7	103.3	114.3

Interest expense	(3.7)	(4.4)	(8.2)	(9.6)
Other income, net	0.6	1.3	0.8	3.9

Income before income taxes	44.4	49.6	95.9	108.6
Income tax expense	14.9	16.4	31.8	35.9

Net income	29.5	33.2	64.1	72.7

Less: Net income attributable to noncontrolling interest	—	0.2	—	0.5

NET INCOME ATTRIBUTABLE TO CARPENTER	$29.5	$33.0	$64.1	$72.2

EARNINGS PER SHARE:
Basic	$0.55	$0.62	$1.20	$1.36
Diluted	$0.55	$0.62	$1.19	$1.35

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	53.2	52.9	53.2	52.8
Diluted	53.8	53.5	53.6	53.4

Cash dividends per common share	$0.18	$0.18	$0.36	$0.36

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Six Months Ended
	December 31,
	2013	2012

OPERATING ACTIVITIES:
Net income	$64.1	$72.7
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	53.5	51.1
Deferred income taxes	(0.7)	(0.3)
Net pension expense	28.0	34.3
Net loss on disposal of property and equipment	0.1	0.5
Changes in working capital and other:
Accounts receivable	78.8	69.8
Inventories	(59.3)	(88.8)
Other current assets	(9.6)	(8.3)
Accounts payable	(41.2)	(48.0)
Accrued liabilities	(35.2)	(20.4)
Pension plan contributions	(3.1)	(57.9)
Other, net	(4.4)	(2.5)
Net cash provided from operating activities	71.0	2.2

INVESTING ACTIVITIES:
Purchases of property, equipment and software	(212.4)	(136.9)
Proceeds from disposals of property and equipment	0.3	0.1
Proceeds from sale of equity method investment	—	7.9
Net cash used for investing activities	(212.1)	(128.9)

FINANCING ACTIVITIES:
Dividends paid	(19.2)	(19.1)
Purchase of subsidiary shares from noncontrolling interest	—	(8.4)
Tax benefits on share-based compensation	1.9	3.3
Proceeds from stock options exercised	5.6	1.9
Net cash used for financing activities	(11.7)	(22.3)
Effect of exchange rate changes on cash and cash equivalents	1.5	1.1

DECREASE IN CASH AND CASH EQUIVALENTS	(151.3)	(147.9)
Cash and cash equivalents at beginning of period	257.5	211.0

Cash and cash equivalents at end of period	$106.2	$63.1

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	December 31,	June 30,
	2013	2013

ASSETS
Current assets:
Cash and cash equivalents	$106.2	$257.5
Accounts receivable, net	266.2	342.0
Inventories	721.2	659.2
Deferred income taxes	—	2.7
Other current assets	29.6	20.1
Total current assets	1,123.2	1,281.5

Property, plant and equipment, net	1,331.0	1,168.4
Goodwill	257.7	257.7
Other intangibles, net	88.1	95.0
Other assets	95.4	80.3
Total assets	$2,895.4	$2,882.9

LIABILITIES
Current liabilities:
Accounts payable	$211.6	$252.7
Accrued liabilities	146.6	168.5
Deferred income taxes	3.4	—
Total current liabilities	361.6	421.2

Long-term debt, net of current portion	604.3	604.2
Accrued pension liabilities	255.6	246.9
Accrued postretirement benefits	149.1	151.2
Deferred income taxes	74.6	73.3
Other liabilities	73.5	83.0
Total liabilities	1,518.7	1,579.8

STOCKHOLDERS’ EQUITY
Common stock	275.6	274.6
Capital in excess of par value	259.4	254.4
Reinvested earnings	1,262.2	1,217.3
Common stock in treasury, at cost	(103.3)	(107.5)
Accumulated other comprehensive loss	(317.2)	(335.7)
Total stockholders’ equity	1,376.7	1,303.1
Total liabilities and stockholders’ equity	$2,895.4	$2,882.9

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions, except pounds sold)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Pounds sold* (000):
Specialty Alloys Operations	66,734	60,730	130,148	123,387
Performance Engineered Products	2,683	3,227	5,350	6,611
Intersegment	(2,039)	(1,375)	(3,228)	(3,402)

Consolidated pounds sold	67,378	62,582	132,270	126,596

Net sales:
Specialty Alloys Operations
Net sales excluding surcharge	$316.6	$324.4	$624.2	$650.6
Surcharge	90.9	104.0	178.3	208.8

Specialty Alloys Operations net sales	407.5	428.4	802.5	859.4

Performance Engineered Products
Net sales excluding surcharge	113.3	125.0	230.8	258.3
Surcharge	0.4	1.6	1.4	3.3

Performance Engineered Products net sales	113.7	126.6	232.2	261.6

Intersegment
Net sales excluding surcharge	(15.3)	(18.7)	(28.3)	(37.4)
Surcharge	(2.4)	(2.8)	(4.3)	(5.1)
Intersegment net sales	(17.7)	(21.5)	(32.6)	(42.5)

Consolidated net sales	$503.5	$533.5	$1,002.1	$1,078.5

Operating income:
Specialty Alloys Operations	$54.4	$61.3	$118.1	$128.5
Performance Engineered Products	8.6	10.4	20.2	24.9
Corporate costs	(11.3)	(10.6)	(24.2)	(21.0)
Pension earnings, interest & deferrals	(3.8)	(8.0)	(9.8)	(16.0)
Intersegment	(0.4)	(0.4)	(1.0)	(2.1)

Consolidated operating income	$47.5	$52.7	$103.3	$114.3

Beginning with the fiscal year 2014 first quarter results, the Company changed its reportable segments. The Company has two reportable segments, Specialty Alloys Operations (“SAO”) and Performance Engineered Products (“PEP”).  The change reflects the completion of the integration of the businesses acquired by the Company in the acquisition of Latrobe Specialty Metals, Inc. (“Latrobe”) in February 2012.  Prior to this change, the Latrobe businesses were reported as a separate segment to provide management with the focus and visibility into the business of the acquired operations. The previously reported Latrobe segment also included the results of the Company’s distribution business in Mexico.  Since the Latrobe businesses are now fully integrated, the previously reported Latrobe segment has been merged into the Company’s operating model, in which the Company’s integrated steel mill operations are managed distinctly from the collection of other differentiated operations.

The SAO segment is comprised of Carpenter’s major premium alloy and stainless steel manufacturing operations.  This includes operations performed at mills primarily in Reading and Latrobe and surrounding areas in Pennsylvania, South Carolina, and the new premium products manufacturing facility being built in Limestone County, Alabama.

The PEP segment is comprised of the Company’s differentiated operations. This segment includes the Dynamet titanium business, the Carpenter Powder Products (“CPP”) business, the Amega West business, the Specialty Steel Supply business and the Latrobe and Mexico distribution businesses. The businesses in the PEP segment are managed with an entrepreneurial structure to promote speed and flexibility, and drive overall revenue and profit growth. The pounds sold data above for the PEP segment includes only the Dynamet and CPP businesses.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments.  The residual net pension expense, or pension earning, interest and deferrals (pension EID), is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading “Pension earnings, interest & deferrals.”

* Pounds sold excludes sales associated with the distribution businesses.

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
OPERATING MARGIN EXCLUDING SURCHARGE AND PENSION EARNINGS, INTEREST AND DEFERRALS

Net sales	$503.5	$533.5	$1,002.1	$1,078.5
Less: surcharge revenue	88.9	102.8	175.4	207.0
Consolidated net sales excluding surcharge	$414.6	$430.7	$826.7	$871.5

Operating income	$47.5	$52.7	$103.3	$114.3
Pension earnings, interest & deferrals	3.8	8.0	9.8	16.0
Operating income excluding pension earnings, interest and deferrals	$51.3	$60.7	$113.1	$130.3

Operating margin excluding surcharge and pension earnings, interest and deferrals	12.4%	14.1%	13.7%	15.0%

Management believes that removing the impacts of raw material surcharges from operating margin provides a more consistent basis for comparing results of operations from period to period. Management believes that excluding the impact of pension earnings, interest and deferrals, which may be volatile due to changes in the financial markets, is helpful in analyzing the true operating performance of the Company.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)

Net income	$29.5	$33.2	$64.1	$72.7

Interest expense	3.7	4.4	8.2	9.6
Income tax expense	14.9	16.4	31.8	35.9
Depreciation and amortization	26.8	25.5	53.5	51.1
Other income, net	(0.6)	(1.3)	(0.8)	(3.9)
EBITDA	$74.3	$78.2	$156.8	$165.4
Net pension expense	13.0	17.1	28.0	34.3

Adjusted EBITDA	$87.3	$95.3	$184.8	$199.7

Management believes that earnings before interest, taxes, depreciation and amortization adjusted to exclude net pension expense is helpful in analyzing the operating performance of the Company.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2012	2013
FREE CASH FLOW
Net cash provided from operating activities	$7.0	$38.9	$71.0	$2.2
Purchases of property, equipment and software	(97.6)	(80.5)	(212.4)	(136.9)
Proceeds from disposals of property and equipment	0.3	0.1	0.3	0.1
Purchase of subsidiary shares from noncontrolling interest	—	(8.4)	—	(8.4)
Proceeds from sale of equity method investment	—	7.9	—	7.9
Dividends paid	(9.6)	(9.6)	(19.2)	(19.1)

Free cash flow	$(99.9)	$(51.6)	$(160.3)	$(154.2)

Management believes that the free cash flow measure provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses.

PRELIMINARY

SUPPLEMENTAL SCHEDULES

(in millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
NET SALES BY END USE MARKET
End Use Market Excluding Surcharge:
Aerospace and defense	$177.7	$194.6	$360.6	$389.9
Industrial and consumer	88.9	85.4	174.8	172.0
Energy	64.8	69.0	123.9	138.4
Transportation	28.4	24.2	53.9	50.3
Medical	22.4	24.2	47.3	52.0
Distribution	32.4	33.3	66.2	68.9

Consolidated net sales excluding surcharge	414.6	430.7	826.7	$871.5

Surcharge revenue	88.9	102.8	175.4	207.0

Consolidated net sales	$503.5	$533.5	$1,002.1	$1,078.5

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
NET SALES BY MAJOR PRODUCT CLASS
Net Sales by Product Class Excluding Surcharge:
Special alloys	$159.0	$157.5	$308.7	$326.4
Stainless steel	127.4	139.3	252.7	260.2
Alloy and tool steel	43.4	46.2	92.5	100.2
Titanium products	33.8	36.5	70.7	76.2
Powder metals	11.8	12.2	22.2	27.0
Distribution and other	39.2	39.0	79.9	81.5

Consolidated net sales excluding surcharge	414.6	430.7	826.7	$871.5

Surcharge revenue	88.9	102.8	175.4	207.0

Consolidated net sales	$503.5	$533.5	$1,002.1	$1,078.5